News Release

FOR IMMEDIATE RELEASE

Core & Main Announces Fiscal 2025 Fourth Quarter and Full-Year Results

ST. LOUIS, March 24, 2026—Core & Main, Inc. (NYSE: CNM) ("Core & Main"), a leading specialty distributor dedicated to advancing reliable infrastructure with local service, nationwide, today announced financial results for the fourth quarter and fiscal year ended February 1, 2026 ("fiscal 2025"). The fourth quarter and fiscal year ended February 1, 2026 represents 13- and 52-week periods, respectively, compared with 14- and 53-week periods for the fourth quarter and fiscal year ended February 2, 2025 ("fiscal 2024").

Fiscal 2025 Fourth Quarter Results (Compared with Fiscal 2024 Fourth Quarter)

•Net sales decreased 6.9% to $1,581 million; Average daily net sales increased 0.9%
•Gross profit margin increased 50 bps to 27.1%
•Net income increased 9.0% to $73 million
•Diluted earnings per share increased 12.1% to $0.37
•Adjusted Diluted Earnings Per Share (Non-GAAP) increased 2.0% to $0.52
•Adjusted EBITDA (Non-GAAP) decreased 6.7% to $167 million; Adjusted EBITDA margin (Non-GAAP) increased 10 bps to 10.6%
•Net cash provided by operating activities of $268 million
Fiscal 2025 Results (Compared with Fiscal 2024)
•Net sales increased 2.8% to $7,647 million, Average daily net sales increased 4.8%
•Gross profit margin increased 30 bps to 26.9%
•Net income increased 6.5% to $462 million
•Diluted earnings per share increased 8.5% to $2.31
•Adjusted Diluted Earnings Per Share (Non-GAAP) increased 6.8% to $2.97
•Adjusted EBITDA (Non-GAAP) increased 0.1% to $931 million; Adjusted EBITDA margin (Non-GAAP) decreased 30 bps to 12.2%
•Net cash provided by operating activities of $650 million
•Deployed $155 million of cash to repurchase 3.2 million shares during fiscal 2025, and deployed an additional $39 million to repurchase 0.8 million shares subsequent to year end
“Fiscal 2025 marked our 16th consecutive year of sales growth, a result that reflects the resilience of our business, the long-term strength of our end markets and the disciplined execution by our teams across the country," said Mark Witkowski, CEO of Core & Main.

"Our sales initiatives performed well throughout the year as we continued to expand our role as a solutions partner for aging water infrastructure. Fusible high-density polyethylene, treatment plant solutions, and geosynthetics delivered double-digit average daily net sales growth. Collectively, these categories deepen our value proposition and position Core & Main to support complex projects of any size with local expertise and national scale.

cont.

We also expanded our footprint through disciplined organic and inorganic investments during and shortly after the year, opening ten new branches in attractive markets and completing two complementary acquisitions that enhance our presence in high-growth geographies and extend our service capabilities.

We continued to structurally enhance gross margins through private label growth and disciplined sourcing and pricing execution. In parallel, we executed cost actions with a clear framework for efficiency gains as we scale. Strong cash generation supported balanced capital deployment, including approximately $155 million of share repurchases during the year.

Looking ahead to fiscal 2026, our priorities are clear. We will continue to expand our offering and service capabilities in higher-growth product categories, pursue measured greenfield expansion, execute disciplined acquisitions, and invest in technology solutions to drive productivity and enhance the customer experience. We believe these actions position Core & Main to compound market share gains, expand margins and sustain strong cash flow over time.”

Three Months Ended February 1, 2026

Net sales for the three months ended February 1, 2026 decreased $117 million, or 6.9%, to $1,581 million compared with $1,698 million for the three months ended February 2, 2025. Net sales decreased primarily due to one less selling week compared to prior year while average daily net sales increased 0.9%. Average daily net sales decreased for pipes, valves & fittings and storm drainage primarily due to lower volumes. Average daily net sales for fire protection increased primarily due to higher volumes and higher average selling prices. Average daily net sales for meters increased due to higher volumes.

Gross profit for the three months ended February 1, 2026 decreased $23 million, or 5.1%, to $428 million compared with $451 million for the three months ended February 2, 2025. Gross profit as a percentage of net sales for the three months ended February 1, 2026 was 27.1% compared with 26.6% for the three months ended February 2, 2025. The overall increase in gross profit as a percentage of net sales was primarily attributable to favorable impacts from the execution of our gross margin initiatives and disciplined purchasing and pricing management.

Selling, general and administrative (“SG&A”) expenses for the three months ended February 1, 2026 decreased $15 million, or 5.4%, to $264 million compared with $279 million for the three months ended February 2, 2025. The decrease was primarily attributable to one less selling week compared to the prior year and cost reduction initiatives partially offset by inflationary cost impacts and investments in personnel and technology. SG&A expenses as a percentage of net sales was 16.7% for the three months ended February 1, 2026 compared with 16.4% for the three months ended February 2, 2025. The increase was primarily attributable to inflationary cost impacts and investments in personnel and technology.

Operating income for the three months ended February 1, 2026 decreased $6 million, or 4.8%, to $118 million compared with $124 million for the three months ended February 2, 2025. The decrease in operating income was primarily attributable to lower gross profit partially offset by lower SG&A.

Net income for the three months ended February 1, 2026 increased $6 million, or 9.0%, to $73 million compared with $67 million for the three months ended February 2, 2025. The increase in net income was primarily attributable to a decrease in interest expense and an increase in other income partially offset by a decrease in operating income.

The Class A common stock basic earnings per share for the three months ended February 1, 2026 increased $0.03, or 8.8%, to $0.37 compared with $0.34 for the three months ended February 2, 2025. The Class A common stock diluted earnings per share for the three months ended February 1, 2026 increased $0.04, or 12.1%, to $0.37 compared with $0.33 for the three months ended February 2, 2025. The basic and diluted earnings per share increased due to an increase in net income and lower Class A share counts following share repurchase transactions.
Core & Main Announces Fiscal 2025 Fourth Quarter and Full-Year Results

Adjusted EBITDA for the three months ended February 1, 2026 decreased $12 million, or 6.7%, to $167 million compared with $179 million for the three months ended February 2, 2025. The decrease in Adjusted EBITDA was primarily attributable to lower gross profit, in part due to one less selling week compared to the prior year, partially offset by lower SG&A expenses. For a reconciliation of Adjusted EBITDA to net income or net income attributable to Core & Main, Inc., the most comparable GAAP (as defined below) financial metric, as applicable, see "Non-GAAP Financial Measures" below.

Adjusted Diluted Earnings Per Share ("Adjusted Diluted EPS") for the three months ended February 1, 2026 increased 2.0% to $0.52 compared with $0.51 for the three months ended February 2, 2025. The increase in Adjusted Diluted EPS was primarily attributable to an increase in net income and lower Class A share counts following share repurchase transactions. For a reconciliation of Adjusted Diluted EPS to diluted earnings per share, the most comparable GAAP financial metric, as applicable, see “Non-GAAP Financial Measures” below.

Fiscal Year Ended February 1, 2026

Net sales for fiscal 2025 increased $206 million, or 2.8%, to $7,647 million compared with $7,441 million for fiscal 2024. Net sales increased primarily due to a 4.8% increase in average daily net sales driven by higher volumes and acquisitions partially offset by one less selling week compared to prior year. Average daily net sales increased for pipes, valves & fittings, storm drainage and meters primarily due to higher volumes and acquisitions. Average daily net sales increased for fire protection products primarily due to higher average selling prices and acquisitions.

Gross profit for fiscal 2025 increased $79 million, or 4.0%, to $2,059 million compared with $1,980 million for fiscal 2024. Gross profit as a percentage of net sales for fiscal 2025 was 26.9% compared with 26.6% for fiscal 2024. The overall increase in gross profit as a percentage of net sales was primarily attributable to favorable impacts from the execution of our gross margin initiatives and disciplined purchasing and pricing management.

SG&A expenses for fiscal 2025 increased $76 million, or 7.1%, to $1,154 million compared with $1,078 million during fiscal 2024. SG&A expenses as a percentage of net sales was 15.1% for fiscal 2025 compared with 14.5% for fiscal 2024. The increase was primarily attributable to higher acquisition-related costs, higher personnel expenses, including higher variable compensation costs and higher employee benefits costs, increases in other distribution-related expenses driven by inflation and increased sales volume and investments in personnel and technology partially offset by one less selling week compared to prior year and cost reduction initiatives.

Operating income for fiscal 2025 increased $3 million, or 0.4%, to $722 million compared with $719 million during fiscal 2024. The increase in operating income was primarily attributable to higher gross profit partially offset by higher SG&A expenses.

Net income for fiscal 2025 increased $28 million, or 6.5%, to $462 million compared with $434 million for fiscal 2024. The increase in net income was primarily attributable to a decrease in interest expense and an increase in operating income.

The Class A common stock basic earnings per share for fiscal 2025 increased 8.4% to $2.32 compared with $2.14 for fiscal 2024. The Class A common stock diluted earnings per share for fiscal 2025 increased 8.5% to $2.31 compared with $2.13 for fiscal 2024. The basic and diluted earnings per share increased due to an increase in net income and lower Class A share counts following share repurchase transactions.

Adjusted EBITDA for fiscal 2025 increased $1 million, or 0.1%, to $931 million compared with $930 million for fiscal 2024. The increase in Adjusted EBITDA was primarily attributable to higher gross profit partially offset by higher SG&A expenses. For a reconciliation of Adjusted EBITDA to net income or net income attributable to Core & Main, Inc., the most comparable GAAP financial metric, as applicable, see "Non-GAAP Financial Measures" below.

Core & Main Announces Fiscal 2025 Fourth Quarter and Full-Year Results

Adjusted Diluted EPS for fiscal 2025 increased 6.8% to $2.97 compared with $2.78 for fiscal 2024. The increase in Adjusted Diluted EPS was primarily attributable to an increase in net income and lower Class A share counts following share repurchase transactions. For a reconciliation of Adjusted Diluted EPS to diluted earnings per share, the most comparable GAAP financial metric, as applicable, see “Non-GAAP Financial Measures” below.

Liquidity and Capital Resources

Net cash provided by operating activities increased by $29 million to $650 million for fiscal 2025 compared with $621 million for fiscal 2024. The increase in cash provided by operating activities was primarily due to lower interest payments, lower income tax payments and an increase in net income partially offset by a higher investment in working capital in fiscal 2025.

Net debt, calculated as gross consolidated debt net of cash and cash equivalents, as February 1, 2026 was $1,946 million compared with $2,275 million as of February 2, 2025. The decrease in Net Debt was primarily attributable to lower borrowings on our senior asset-based revolving credit facility ("Senior ABL Credit Facility").

As of February 1, 2026, there were no outstanding borrowings on our senior asset-based revolving credit facility ("Senior ABL Credit Facility"), which provides for borrowings of up to $1,250 million, subject to borrowing base availability. As of February 1, 2026, after giving effect to approximately $24 million of letters of credit issued under the Senior ABL Credit Facility, Core & Main LP would have been able to borrow approximately $1,226 million under the Senior ABL Credit Facility, subject to borrowing base availability.

Fiscal 2026 Outlook

Based on current market conditions and expected execution of its strategic priorities, Core & Main provides the following outlook for the fiscal year ended January 31, 2027 ("fiscal 2026"):
•Net sales of $7,800 to $7,900 million, reflecting net sales growth of 2% to 3%
•Adjusted EBITDA (Non-GAAP) of $950 to $980 million
•Adjusted EBITDA Margin (Non-GAAP) of 12.2% to 12.4%
•Operating Cash Flow of 60% to 70% of Adjusted EBITDA
This outlook assumes flat pricing and end-market performance, contributions from previously closed acquisitions, continued execution of its organic growth initiatives, and the benefit of fiscal 2025 cost actions.

Conference Call & Webcast Information

Core & Main will host a conference call and webcast on March 24, 2026, at 8:30 a.m. ET to discuss the company's financial results. The live webcast will be accessible via the events calendar at ir.coreandmain.com. The conference call may also be accessed by dialing (833) 470-1428 or +1 (646) 844-6383 (international). The passcode for the live call is 758719. To ensure participants are connected for the full call, please dial in at least 10 minutes prior to the start of the call.

An archived version of the webcast will be available immediately following the call. A slide presentation highlighting Core & Main’s results will also be made available on the Investor Relations section of Core & Main’s website prior to the call.

Core & Main Announces Fiscal 2025 Fourth Quarter and Full-Year Results

About Core & Main

Based in St. Louis, Core & Main is a leader in advancing reliable infrastructure® with local service, nationwide®. As a specialty distributor with a focus on water, wastewater, storm drainage and fire protection products and related services, Core & Main provides solutions to municipalities, private water companies and professional contractors across municipal, non-residential and residential end markets in the United States and Canada. With more than 370 locations, the company provides its customers local expertise backed by a national supply chain. Core & Main’s 5,600 associates are committed to helping their communities thrive with safe and reliable infrastructure. Visit coreandmain.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, without limitation, all statements other than statements of historical or current facts contained in this press release, including statements relating to our intentions, beliefs, assumptions or current expectations concerning, among other things, our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding expected growth, future capital expenditures, capital allocation and debt service obligations, and the anticipated impact on our business.

Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable terms.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be outside our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition, cash flows and the development of the market in which we operate are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed under the captions “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 1, 2026 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended February 1, 2026, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release.

Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, declines, volatility and cyclicality in the U.S. residential and non-residential construction markets; slowdowns in municipal infrastructure spending and delays in appropriations of federal funds; our ability to competitively bid for contracts; price fluctuations in our product costs (including effects of tariffs); our ability to manage our inventory effectively, including during periods of supply chain disruptions; risks involved with acquisitions and other strategic transactions, including our ability to identify, acquire, close or integrate acquisition targets successfully; the fragmented and highly competitive markets in which we compete and consolidation within our industry; the development of alternatives to distributors of our products in the supply chain; our ability to hire, engage and retain key personnel, including sales representatives, qualified branch, district and regional managers and senior management; our ability to identify, develop and maintain relationships with a sufficient number of qualified suppliers and the potential that our exclusive or limited supplier distribution rights are terminated; changes in supplier rebates or other terms of our supplier agreements; the availability of freight; the ability of our customers to make payments on credit sales; our ability to identify and introduce new products and product lines effectively;
Core & Main Announces Fiscal 2025 Fourth Quarter and Full-Year Results

the spread of, and response to, public health crises and the inability to predict the ultimate impact on us; costs and potential liabilities or obligations imposed by environmental, health and safety laws and requirements; regulatory change and the costs of compliance with regulation; changes in stakeholder expectations in respect of environmental, social and governance and sustainability practices; exposure to product liability, construction defect and warranty claims and other litigation and legal proceedings; potential harm to our brand or reputation; difficulties with or interruptions of our fabrication services; safety and labor risks associated with the distribution of our products; interruptions in the proper functioning of our and our third-party service providers' information technology systems, including from cybersecurity threats; impairment in the carrying value of goodwill, intangible assets or other long-lived assets; our ability to continue our customer relationships with short-term contracts; risks associated with operating internationally, including exporting and importing of certain products; our indebtedness and the potential that we may incur additional indebtedness that might restrict our operating flexibility; the limitations and restrictions in the agreements governing our indebtedness, the Amended and Restated Limited Partnership Agreement of Core & Main Holdings, LP, as amended, and the Tax Receivable Agreements (each as defined in our Annual Report on Form 10-K for the fiscal year ended February 1, 2026); increases in interest rates on our variable rate indebtedness; changes in our credit ratings and outlook; our ability to generate the significant amount of cash needed to service our indebtedness; our organizational structure, including our payment obligations under the Tax Receivable Agreements, which may be significant; our ability to sustain an active, liquid trading market for our Class A common stock; and risks related to other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 1, 2026.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Investor Relations:
Glenn Floyd, 314-995-9108
InvestorRelations@CoreandMain.com

Media Relations:
Patrick Lunsford, 314-789-0726
Media@CoreandMain.com
Core & Main Announces Fiscal 2025 Fourth Quarter and Full-Year Results

CORE & MAIN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Amounts in millions (except share and per share data)

	Three Months Ended		Fiscal Years Ended
	February 1, 2026	February 2, 2025	February 1, 2026	February 2, 2025

Net sales	$1,581	$1,698	$7,647	$7,441
Cost of sales	1,153	1,247	5,588	5,461
Gross profit	428	451	2,059	1,980
Operating expenses:
Selling, general and administrative	264	279	1,154	1,078
Depreciation and amortization	46	48	183	183
Total operating expenses	310	327	1,337	1,261
Operating income	118	124	722	719
Interest expense	(29)	(36)	(120)	(142)
Other income	5	—	5	—
Income before provision for income taxes	94	88	607	577
Provision for income taxes	21	21	145	143
Net income	73	67	462	434
Less: net income attributable to non-controlling interests	3	3	21	23
Net income attributable to Core & Main, Inc.	$70	$64	$441	$411

Earnings per share
Basic	$0.37	$0.34	$2.32	$2.14
Diluted	$0.37	$0.33	$2.31	$2.13
Number of shares used in computing EPS
Basic	188,980,265	190,063,322	189,723,857	191,617,275
Diluted	196,542,925	199,474,771	197,861,786	201,442,750
Core & Main Announces Fiscal 2025 Fourth Quarter and Full-Year Results

CORE & MAIN, INC.
CONSOLIDATED BALANCE SHEETS
Amounts in millions (except share and per share data)

	February 1, 2026	February 2, 2025
ASSETS
Current assets:
Cash and cash equivalents	$220	$8
Receivables, net of allowance for credit losses of $22 and $18	1,048	1,066
Inventories	986	908
Prepaid expenses and other current assets	48	43
Total current assets	2,302	2,025
Property, plant and equipment, net	178	168
Operating lease right-of-use assets	287	244
Intangible assets, net	823	935
Goodwill	1,920	1,898
Deferred income taxes	565	558
Other assets	10	42
Total assets	$6,085	$5,870

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$24	$24
Accounts payable	512	562
Accrued compensation and benefits	123	123
Current operating lease liabilities	75	67
Other current liabilities	140	90
Total current liabilities	874	866
Long-term debt	2,124	2,237
Non-current operating lease liabilities	214	178
Deferred income taxes	89	87
Tax receivable agreement liabilities	680	706
Other liabilities	30	22
Total liabilities	4,011	4,096
Commitments and contingencies
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized, 188,770,435 and 189,815,899 shares issued and outstanding as of February 1, 2026 and February 2, 2025, respectively	2	2
Class B common stock, par value $0.01 per share, 500,000,000 shares authorized, 6,611,263 and 7,936,061 shares issued and outstanding as of February 1, 2026 and February 2, 2025, respectively	—	—
Additional paid-in capital	1,246	1,220
Retained earnings	755	449
Accumulated other comprehensive (loss) income	(6)	27
Total stockholders’ equity attributable to Core & Main, Inc.	1,997	1,698
Non-controlling interests	77	76
Total stockholders’ equity	2,074	1,774
Total liabilities and stockholders’ equity	$6,085	$5,870
Core & Main Announces Fiscal 2025 Fourth Quarter and Full-Year Results

CORE & MAIN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in millions

	Fiscal Years Ended
	February 1, 2026	February 2, 2025
Cash Flows From Operating Activities:
Net income	$462	$434
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	192	194
Equity-based compensation expense	17	14
Deferred income tax expense	28	13
Other	—	8
Changes in assets and liabilities:
(Increase) decrease in receivables	26	(2)
(Increase) decrease in inventories	(70)	(36)
(Increase) decrease in other assets	6	(13)
Increase (decrease) in accounts payable	(59)	14
Increase (decrease) in accrued liabilities	48	(5)
Net cash provided by operating activities	650	621
Cash Flows From Investing Activities:
Capital expenditures	(46)	(35)
Acquisitions of businesses, net of cash acquired	(61)	(741)
Other	(38)	(12)
Net cash used in investing activities	(145)	(788)
Cash Flows From Financing Activities:
Repurchase and retirement of equity interests	(155)	(176)
Distributions to non-controlling interest holders	(7)	(11)
Payments pursuant to Tax Receivable Agreements	(18)	(11)
Borrowings on asset-based revolving credit facility	150	774
Repayments on asset-based revolving credit facility	(243)	(1,110)
Issuance of long-term debt	—	950
Repayments of long-term debt	(24)	(223)
Debt issuance costs	—	(15)
Other	4	(4)
Net cash (used in) provided by financing activities	(293)	174
Increase in cash and cash equivalents	212	7
Cash and cash equivalents at the beginning of the period	8	1
Cash and cash equivalents at the end of the period	$220	$8

Cash paid for interest (excluding effects of interest rate swap)	$133	$197
Cash paid for income taxes	79	143
Core & Main Announces Fiscal 2025 Fourth Quarter and Full-Year Results

Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt and Adjusted Diluted EPS, all of which are non-GAAP financial measures. These measures are not considered measures of financial performance or liquidity under GAAP and the items excluded therefrom are significant components in understanding and assessing our financial performance or liquidity. These measures should not be considered in isolation or as alternatives to GAAP measures such as net income, net income attributable to Core & Main, Inc. or diluted earnings per share, as applicable, cash provided by or used in operating, investing or financing activities or other financial statement data presented in our financial statements as an indicator of our financial performance or liquidity.

We define EBITDA as net income or net income attributable to Core & Main, Inc., as applicable, adjusted for non-controlling interests, depreciation and amortization, provision for income taxes and interest expense. We define Adjusted EBITDA as EBITDA as further adjusted for certain items management believes are not reflective of the underlying operations of our business, including but not limited to (a) loss on debt modification and extinguishment, (b) equity-based compensation, (c) expenses associated with the initial public offering and subsequent secondary offerings, (d) expenses associated with acquisition and other activities and (e) other income. Net income attributable to Core & Main, Inc. is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. We define Net Debt as total consolidated debt (gross of unamortized discounts and debt issuance costs), net of cash and cash equivalents.

We define Adjusted Diluted EPS as diluted earnings per share adjusted for (a) amortization of intangible assets, (b) loss on debt modification and extinguishment, (c) equity-based compensation, (d) expenses associated with acquisition and other activities, (e) expenses associated with the initial public offering and subsequent secondary offerings, (f) other income and (g) the tax impact of these Non-GAAP adjustments, divided by the weighted-average number of shares of our common stock outstanding on a fully diluted basis for the applicable period. Diluted earnings per share is the most directly comparable GAAP measure to Adjusted Diluted EPS.

We use EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt and Adjusted Diluted EPS to assess the operating results and effectiveness and efficiency of our business. Adjusted EBITDA and Adjusted Diluted EPS include amounts otherwise attributable to non-controlling interests as we manage the consolidated Company and evaluate operating performance in a similar manner. We present these non-GAAP financial measures because we believe that investors consider them to be important supplemental measures of performance, and we believe that these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Non-GAAP financial measures as reported by us may not be comparable to similarly titled metrics reported by other companies and may not be calculated in the same manner. These measures have limitations as analytical tools, and investors should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

No reconciliation of the estimated range for Adjusted EBITDA and Adjusted EBITDA margin for fiscal 2026 is included herein because we are unable to quantify certain amounts that would be required to be included in net income attributable to Core & Main, Inc., without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA. Consequently, we believe such reconciliation would imply a degree of precision that would be misleading to investors. In particular, the effects of acquisition expenses cannot be reasonably predicted in light of the inherent difficulty in quantifying such items on a forward-looking basis. We expect the variability of these excluded items may have an unpredictable, and potentially significant, impact on our future GAAP financial results.

Core & Main Announces Fiscal 2025 Fourth Quarter and Full-Year Results

The following table sets forth a reconciliation of net income or net income attributable to Core & Main, Inc. to EBITDA and Adjusted EBITDA for the periods presented:

(Amounts in millions)	Three Months Ended		Fiscal Years Ended
	February 1, 2026	February 2, 2025	February 1, 2026	February 2, 2025
Net income attributable to Core & Main, Inc.	$70	$64	$441	$411
Plus: net income attributable to non-controlling interests	3	3	21	23
Net income	73	67	462	434
Depreciation and amortization (1)	46	49	186	186
Provision for income taxes	21	21	145	143
Interest expense	29	36	120	142
EBITDA	$169	$173	$913	$905
Equity-based compensation	3	3	17	14
Acquisition and other expenses (2)	—	3	6	11
Other income	(5)	—	(5)	—
Adjusted EBITDA	$167	$179	$931	$930
(1)Includes depreciation of certain assets which is reflected in “cost of sales” in our Statement of Operations.
(2)Represents expenses associated with acquisition and other activities, including transaction costs, post-acquisition employee retention bonuses, severance payments and expense recognition of purchase accounting fair value adjustments (excluding amortization).

Core & Main Announces Fiscal 2025 Fourth Quarter and Full-Year Results

The following table sets forth a reconciliation of diluted earnings per share to Adjusted Diluted EPS for the periods presented:

	Three Months Ended		Fiscal Years Ended
	February 1, 2026	February 2, 2025	February 1, 2026	February 2, 2025
Diluted earnings per share	$0.37	$0.33	$2.31	$2.13
Amortization of intangible assets	0.19	0.20	0.75	0.75
Equity-based compensation	0.02	0.02	0.09	0.07
Acquisition and other expenses (1)	—	0.02	0.03	0.05
Other income	(0.03)	—	(0.03)	—
Income tax impact of adjustments (2)	(0.02)	(0.06)	(0.18)	(0.22)
Adjusted Diluted Earnings Per Share	$0.52	$0.51	$2.97	$2.78

(1)Represents expenses associated with acquisition and other activities, including transaction costs, post-acquisition employee retention bonuses, severance payments and expense recognition of purchase accounting fair value adjustments (excluding amortization).

(2) Represents the tax impact on non-GAAP adjustments for amortization of intangibles, equity-based compensation, and acquisition and other expenses.

The following table sets forth a calculation of Net Debt for the periods presented:

(Amounts in millions)	Fiscal Years Ended
	February 1, 2026	February 2, 2025
Senior ABL Credit Facility due February 2029	$—	$93
Senior Term Loan due July 2028	1,233	1,248
Senior Term Loan due February 2031	933	942
Total Debt	$2,166	$2,283
Less: Cash & Cash Equivalents	(220)	(8)
Net Debt	$1,946	$2,275
Core & Main Announces Fiscal 2025 Fourth Quarter and Full-Year Results